UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported) January 26, 2011

GeoMet, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-32960	76-0662382
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

909 Fannin, Suite 1850

Houston, Texas 77010

(Address of principal executive offices including Zip Code)

(713) 659-3855

(Registrant’s telephone number, including area code)

N.A.

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On January 26, 2011, and as approved by the Board of Directors of GeoMet, Inc. (the “Company”), the Company entered into a Change of Control Severance Agreement with Tony Oviedo, the Company’s Vice President, Chief Accounting Officer and Controller.

The Change of Control Severance Agreement provides that, following a Change of Control (as defined in the Change of Control Severance Agreement), the Company will provide to Mr. Oviedo an amount equal to 1.5 times his base salary and allow him to continue coverage under a group health plan sponsored by the Company or an Affiliate, reimburse Mr. Oviedo for the cost of continued coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, or similar state law for Mr. Oviedo and his eligible dependents until the earlier of (i) the date Mr. Oviedo becomes covered under another group health plan or otherwise ceases to be eligible for such continued coverage and (ii) 18 months of continued coverage, provided that Mr. Oviedo timely makes the premium payments.

The term of the agreement, including, in the absence of written notice by the Company, two annual one year extensions, is through December 31, 2014. The term shall automatically terminate before expiration upon Mr. Oviedo’s termination of employment with the Company for cause (as defined in the Change of Control Severance Agreement) or Mr. Oviedo’s termination of his own employment with the Company other than for a Qualifying Reason (as defined in the Change of Control Severance Agreement).

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Document
10.1	Change of Control Severance Agreement dated January 26, 2011 between GeoMet, Inc. and Tony Oviedo.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GeoMet, Inc.
(Registrant)

Dated: January 31, 2011	By:	/S/ William C. Rankin
	Name:	William C. Rankin
	Title:	Executive Vice President and Chief Financial Officer

INDEX TO EXHIBITS

Exhibit No.	Document
10.1	Change of Control Severance Agreement dated January 26, 2011 between GeoMet, Inc. and Tony Oviedo.